Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS SECOND QUARTER RESULTS

AUSTIN, Minn. (May 21, 2009) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2009 second quarter.

HIGHLIGHTS

♦            Diluted EPS of $.59, up 5 percent from $.56 per share in 2008

♦            Segment operating profit up 2 percent from last year

♦            Dollar sales of $1.6 billion, even with 2008

♦            Volume down 2 percent from 2008 (down 3 percent excluding acquisitions)

♦            Grocery Products operating profit up 5 percent; volume up 2 percent; dollar sales up 4 percent

♦            Refrigerated Foods operating profit down 7 percent; volume down 2 percent; dollar sales even with last year

♦            Jennie-O Turkey Store operating profit up 42 percent; volume down 4 percent; dollar sales down 1 percent

♦            Specialty Foods operating profit down 1 percent; volume down 7 percent (down 11 percent excluding acquisitions); dollar sales down 5 percent (down 8 percent excluding acquisitions)

♦            All Other operating profit down 14 percent; volume up 9 percent; dollar sales up 3 percent

The company reported fiscal 2009 second quarter net earnings of $80.4 million, up 4 percent from earnings of $77.6 million a year earlier. Diluted earnings per share for the quarter were $.59 this year compared to $.56 per share last year and sales totaled $1.6 billion, even with fiscal 2008. For the six months ended April 26, 2009, net earnings were $161.8 million, or $1.20 per diluted share, the latter of which was even with last year. Sales totaled $3.3 billion, up 2 percent, from $3.2 billion in the same period last year.

COMMENTARY

“We are pleased to report record earnings for the quarter. Our Grocery Products segment again delivered increases in sales and segment profit, with strong sales of canned meats and Mexican products. Our Jennie-O Turkey Store segment continues to rebound, despite difficult market conditions, as they were faced with even lower commodity meat prices than in the first quarter,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Our Refrigerated Foods segment experienced another difficult quarter, as continued weak cut-out margins led to losses in our pork operations. The overall weakness in this segment masked a very strong performance by our Meat Products group, which achieved high single-digit sales increases of its branded portfolio of products. Our Specialty Foods segment was essentially flat, while our All Other segment had weaker results,” remarked Ettinger.

“We have seen a continuation of some of the same trends we saw in the first quarter, as consumers seek value in retail channels while foodservice sales remain soft. Unlike the first quarter, however, we have seen improvement in sales of some of our convenience items, including our refrigerated entrees and our COMPLEATS microwave meals,” commented Ettinger.

SEGMENT OPERATING HIGHLIGHTS – SECOND QUARTER

Grocery Products (15% of Net Sales, 33% of Total Segment Operating Profit)

The Grocery Products segment completed a strong quarter with sales up 4 percent and segment operating profit up 5 percent compared to last year. Sales were strong for the SPAM family of products, DINTY MOORE stews and Mexican products. These products created strong consumer demand because of their great value proposition.

Refrigerated Foods (52% of Net Sales, 39% of Total Segment Operating Profit)

Segment operating profit was down 7 percent compared to a year ago, due to the difficult spreads between hog costs and primal values. The Meat Products business unit performed well, with sales of NATURAL CHOICE lunch meats, HORMEL Party Trays and the Di Lusso Deli Company products all up double digits, among others. Foodservice sales were soft for the quarter, reflecting the continued softness in the economy as a whole.

Jennie-O Turkey Store (18% of Net Sales, 13% of Total Segment Operating Profit)

Jennie-O Turkey Store achieved an outstanding 42 percent increase in segment operating profit.  Lower feed expenditures due to a planned reduction of turkey production, as well as a reduced cost per ton, were the primary drivers of the improved profitability. The reduced production has helped offset the challenge of lower commodity meat prices, by minimizing our exposure to those markets.

Specialty Foods (11% of Net Sales, 11% of Total Segment Operating Profit)

Segment operating profit for Specialty Foods was down 1 percent, reflecting mixed results within the segment. Diamond Crystal Brands finished a strong quarter with increased sales of sugar substitutes and liquid portion products. Hormel Specialty Products realized solid growth in private label canned products. However, sales by these businesses were unable to completely offset decreased sales of nutritional and ready-to-drink products at Century Foods International.

All Other (4% of Net Sales, 4% of Total Segment Operating Profit)

The All Other segment, which includes Hormel Foods International, experienced a 14 percent decline in segment profit. Export sales of the SPAM family of products and fresh pork continued their strong momentum from the first quarter, but were unable to completely offset currency headwinds and weak results experienced by our joint ventures.

Net Interest and Investment Income

Net interest and investment income was higher than last year due to the favorable returns on the rabbi trust investments and a $3.6 million gain on the dissolution of the Carapelli joint venture.

General Corporate Expense

General corporate expenses increased from last year due to increased medical expenses.

OUTLOOK

“As a result of our better-than-expected first half, we now anticipate full year results in the upper end of our previously announced guidance range of $2.15 to $2.25 per share. Despite potential on-going challenges, which could include continued negative cutout margins, export market issues and commodity cost pressures, we believe our strong portfolio of branded products, with many good value offerings, and the strength of our management team, will lead to a solid performance this year,” concluded Ettinger.

DIVIDENDS

Effective May 15, 2009, the Company paid its 323rd consecutive quarterly dividend. The annual rate is $.76.

CONFERENCE CALL

A conference call will be Webcast at 8:30 a.m. CT on Thursday, May 21, 2009. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial in number is 800-762-8779 and you must provide the access code of 4063374. An audio replay is available by calling 800-406-7325 and entering access code 4063374. The audio replay will be available beginning at 10:30 a.m. CT on Thursday, May 21, 2009, through 11:59 p.m. CT on Thursday, June 4, 2009. The Webcast replay will be available at 10:30 a.m. CT, Thursday, May 21, 2009, and archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, and in each of the past ten years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 25 - 30 in the company’s 10-Q for the fiscal quarter ended Jan. 25, 2009, which can be accessed at http://www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2009 Second Quarter Segment Operating Results (in Thousands)

	SECOND QUARTER – 13 WEEKS ENDED

NET SALES	April 26, 2009	April 27, 2008	% Change
Grocery Products	$241,684	$233,464	3.5
Refrigerated Foods	834,062	831,821	0.3
Jennie-O Turkey Store	289,745	291,889	(0.7)
Specialty Foods	173,586	182,534	(4.9)
All Other	55,966	54,376	2.9
Total	$1,595,043	$1,594,084	0.1

OPERATING PROFIT
Grocery Products	$43,677	$41,611	5.0
Refrigerated Foods	51,695	55,625	(7.1)
Jennie-O Turkey Store	16,678	11,708	42.4
Specialty Foods	15,432	15,513	(0.5)
All Other	5,027	5,843	(14.0)
Total segment operating profit	132,509	130,300	1.7
Net interest and investment income	1,666	(3,176)	152.5
General corporate expense	(9,547)	(5,747)	(66.1)
Earnings before income taxes	$124,628	$121,377	2.7

	YEAR TO DATE – 26 WEEKS ENDED

NET SALES	April 26, 2009	April 27, 2008	% Change
Grocery Products	$483,627	$460,879	4.9
Refrigerated Foods	1,731,486	1,689,281	2.5
Jennie-O Turkey Store	594,784	583,338	2.0
Specialty Foods	352,476	371,321	(5.1)
All Other	121,756	110,430	10.3
Total	$3,284,129	$3,215,249	2.1

OPERATING PROFIT
Grocery Products	$83,312	$77,980	6.8
Refrigerated Foods	97,440	118,431	(17.7)
Jennie-O Turkey Store	45,927	46,512	(1.3)
Specialty Foods	30,749	33,806	(9.0)
All Other	13,272	14,868	(10.7)
Total segment operating profit	270,700	291,597	(7.2)
Net interest and investment income	(3,398)	(14,834)	77.1
General corporate expense	(18,044)	(16,075)	(12.2)
Earnings before income taxes	$249,258	$260,688	(4.4)

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	4-26-2009	4-27-2008*	4-26-2009	4-27-2008*

Net sales	$1,595,043	$1,594,084	$3,284,129	$3,215,249

Cost of products sold	1,333,005	1,330,132	2,749,776	2,658,606

GROSS PROFIT:	262,038	263,952	534,353	556,643

Selling, general and administrative	139,846	140,220	282,371	284,311

Equity in earnings of affiliates	770	821	674	3,190

OPERATING INCOME:	122,962	124,553	252,656	275,522

Other income & expenses:
Interest & investment income (loss)	8,584	3,253	10,975	(1,685)

Interest expense	(6,918)	(6,429)	(14,373)	(13,149)

EARNINGS BEFORE
INCOME TAXES:	124,628	121,377	249,258	260,688

Provision for income taxes	44,243	43,816	87,490	94,946
(effective tax rate)	35.50%	36.10%	35.10%	36.42%

NET EARNINGS	$80,385	$77,561	$161,768	$165,742

NET EARNINGS PER SHARE
Basic	$.60	$.57	$1.20	$1.22
Diluted	$.59	$.56	$1.20	$1.20

WEIGHTED AVG SHARES OUT
Basic	134,272	135,652	134,325	135,679
Diluted	135,373	137,620	135,268	137,643

DIVIDENDS DECLARED
PER SHARE	$.190	$.185	$.380	$.370

* Includes retrospective reclassification of shipping and handling expenses to cost of products sold from selling, general and administrative.

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	April 26, 2009	October 26, 2008
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 312,331	$ 154,778
Accounts receivable	344,925	411,010
Inventories	748,178	784,542
Deferred income taxes	47,565	45,948
Prepaid expenses & other current assets	33,297	41,900

TOTAL CURRENT ASSETS	1,486,296	1,438,178

INTANGIBLES	765,752	770,544

OTHER ASSETS	417,741	430,092

PROPERTY, PLANT & EQUIPMENT, NET	963,979	977,657

TOTAL ASSETS	$3,633,768	$3,616,471

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$ 695,660	$ 781,233

LONG-TERM DEBT – LESS CURRENT MATURITIES	350,000	350,000

OTHER LONG-TERM LIABILITIES	482,592	477,666

SHAREHOLDERS’ INVESTMENT	2,105,516	2,007,572

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,633,768	$3,616,471

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty-Six Weeks Ended
	4-26-2009	4-27-2008
OPERATING ACTIVITIES	(In Thousands)
Net earnings	$ 161,768	$ 165,742
Depreciation and amortization of intangibles	62,494	63,971
Decrease (Increase) in working capital	42,982	(103,079)
Other	(8,292)	(6,859)
NET CASH PROVIDED BY OPERATING ACTIVITIES	258,952	119,775

INVESTING ACTIVITIES
Net sale (purchase) of available-for-sale securities	3,899	(8,899)
Acquisitions of businesses/intangibles	(580)	(3,920)
Net purchases of property / equipment	(43,804)	(66,337)
(Increase) Decrease in investments, equity in affiliates, and other assets	(1,581)	7,700
NET CASH USED IN INVESTING ACTIVITIES	(42,066)	(71,456)

FINANCING ACTIVITIES
Net payments on debt	0	(45,054)
Dividends paid on common stock	(50,376)	(45,469)
Share repurchase	(10,375)	(21,927)
Other	1,418	21,538
NET CASH USED IN FINANCING ACTIVITIES	(59,333)	(90,912)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	157,553	(42,593)
Cash and cash equivalents at beginning of year	154,778	149,749
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$ 312,331	$ 107,156